UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 19, 2019

PACIRA BIOSCIENCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35060	51-0619477
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

5 Sylvan Way, Suite 300, Parsippany, New Jersey 07054

(Address of principal executive offices) (Zip Code)

(973) 254-3560

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Common Stock, par value $0.001 per share	PCRX	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (CFR §230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (CFR §240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.                                        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 19, 2019, Pacira BioSciences, Inc. (the “Company”) appointed Max Reinhardt as its President, effective immediately.

Mr. Reinhardt, age 48, served as Vice President of Marketing for DePuy Synthes, part of the Johnson & Johnson Medical Devices Companies (“Johnson & Johnson”), since March 2016. Prior to serving as Vice President of Marketing at DePuy Synthes Sales, Inc., Mr. Reinhardt was Director of Sales and Marketing for DePuy Spine and Vice President of US Sales for DePuy Spine. In 2011, he was named Vice President, Worldwide Marketing of DePuy Synthes, a position in which he played a key role in the acquisition and integration of Synthes Spine. In 2012, he was named Worldwide President, DePuy Synthes Spine, and led the spine business through the first two years of integration. Prior to Johnson & Johnson, Mr. Reinhardt served in sales leadership roles at both Olympus KeyMed and STERIS Corporation in the United Kingdom.

In connection with his appointment as President, the Company entered into an executive employment agreement with Mr. Reinhardt (the “Employment Agreement”).  Pursuant to the Employment Agreement, Mr. Reinhardt’s initial annual base salary will be $520,000 per year, subject to annual increase by the Company’s Board of Directors.  Mr. Reinhardt will also be entitled to participate in the Company’s annual cash incentive bonus program for executive officers, with his initial annual incentive target set at 50% of his annual base salary.  Mr. Reinhardt will also receive an initial grant of 200,000 stock options vesting over a four year period, and a term of 10 years. The stock options vest and become exercisable as to 25% of the option shares on the first anniversary of the grant date, and vest as to the remaining shares in successive equal quarterly installments over the subsequent three years, provided that Mr. Reinhardt remains in continuous service with the Company as of each vesting date. He is entitled to participate in the Company’s other benefit programs generally available to employees of the Company.

If Mr. Reinhardt is terminated for any reason other than for “cause” (as defined in the Employment Agreement) or terminates his employment for “good reason” (as defined in the Employment Agreement), he will be entitled to (i) earned and accrued base salary, bonus, vacation time and other benefits, (ii) monthly salary continuation payments for a period of nine months from the effective date of the release required to be provided as a condition to receiving these payments, (iii) health insurance coverage, subject to cost sharing, for 12 months following the effective date of the release required to be provided as a condition to receiving this coverage and (iv) immediate vesting of the portion of Mr. Reinhardt’s outstanding unvested options that would have become vested during the nine-month period following the date of termination.

If, within 30 days prior to, or 12 months following, a “change of control” (as defined in the Employment Agreement), Mr. Reinhardt is terminated for any reason other than for cause, or terminates his employment during the agreement term for “good reason” (as defined in the Employment Agreement), Mr. Reinhardt will be entitled to (i) earned and accrued base salary, bonus, vacation time and other benefits, (ii) monthly salary continuation payments for a period of 12 months from the effective date of the release required to be provided as a condition to receiving these payments, (iii) a bonus payment in the amount of 50% of Mr. Reinhardt’s then-current base salary, (iv) health insurance coverage, subject to cost sharing, for 12 months following the effective date of the release required to be provided as a condition to receiving this coverage and (v) immediate vesting of all outstanding unvested options previously granted to Mr. Reinhardt as of the date of termination.

On June 19, 2019, the Company issued a press release announcing the appointment of Mr. Reinhardt, a copy of which is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01.                                        Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release dated June 19, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PACIRA BIOSCIENCES, INC.

Date: June 19, 2019	By:	/s/ Kristen Williams
Kristen Williams
Chief Administrative Officer and Secretary